Exhibit 99.1

Granite Reports Second-Quarter 2010 Financial Results

  Total revenue essentially flat compared with a year ago
  Net loss for the second quarter of $6.7 million
  SG&A expenses decreased $5.0 million in the quarter compared with a year ago
  Total contract backlog $1.6 billion; Approximately $210 million in new projects awarded since June 30, 2010
  $150 million credit facility renewed until June 2013

WATSONVILLE, Calif.--(BUSINESS WIRE)--August 2, 2010--Granite Construction Incorporated (NYSE:GVA) today reported a net loss of $6.7 million, or $0.18 per diluted share, for the second quarter of 2010 compared with net income of $17.9 million, or $0.46 per diluted share, for the second quarter of 2009.

“Our 2010 construction season is in full swing despite a slow start in the second quarter,” said, William G. Dorey, Granite President and Chief Executive Officer. “Although we were unable to build as much work as we would have liked in April and May, our June results were encouraging. However, as expected, gross margins are considerably lower as we build projects bid in this highly competitive environment.”

Mr. Dorey continued, “Large Project Construction segment results for the second quarter include the initial work on the Queens Bored Tunnel and Houston Metro projects. Both of these projects are not expected to reach the profit recognition threshold until 2011. The profit associated with these two projects should lead to Large Project earnings growth next year.”

Second-quarter 2010 Financial Results

Total Company

  Revenue totaled $454.2 million compared with $461.1 million in 2009.
  Gross profit margin was 11 percent, down from 18 percent in 2009, driven primarily by the lack of private-sector work and too much capacity for the available work in the marketplace.
  Operating income for the quarter was $2.1 million compared with $30.4 million in the prior year.

  Selling, general and administrative expenses for the second quarter were $51.4 million compared with $56.3 million for the same period last year, driven by a continuing effort to reduce the Company’s overall cost structure.
  Net income attributable to noncontrolling interests was $4.1 million compared with $4.7 million in 2009.
  Total contract backlog at June 30, 2010 was $1.6 billion, essentially flat compared with backlog at June 30, 2009. Second quarter 2010 backlog does not include approximately $210 million associated with three projects awarded to date in the third quarter of 2010.
  The tax rate for the second quarter was 248.5 percent compared with 26.5 percent in 2009. This unusually high rate for the quarter is due to adjusting the year-to-date tax rate to the current estimate of 6 percent for fiscal 2010.

Construction

  Construction revenue for the quarter totaled $237.9 million compared with $277.5 million for the same period in 2009.
  Gross profit margin for the second quarter was 10 percent compared with 19 percent a year ago. The decrease is due to the lack of profitability associated with border fence work in 2010 as compared with 2009, as well as lower margin backlog due to the competitive markets and a slow start to the construction season in the West.

Large Project Construction

  Large Project Construction revenue for the quarter totaled $153.3 million compared with $125.8 million for the same period last year.
  Gross profit margin for the quarter decreased to 14 percent compared with 18 percent for the same period last year, reflecting an increase in revenue on projects that have yet to reach the profit recognition threshold.

Construction Materials

  Construction Materials revenue for the quarter totaled $61.1 million compared with $57.3 million for the same period last year.
  Gross profit on the sale of construction materials was $4.5 million in 2010 compared with $9.6 million in 2009. The decline reflects an increase in fixed costs related to new plants that came on line in late 2009 without a corresponding increase in sales.

Outlook

“This year is proving to be very challenging, particularly in the West,” said Dorey. “Although the public works bidding activity in the Construction segment has been strong, the competitive climate is driving margins associated with that work substantially lower than in previous years. Based on our current outlook, we are updating our guidance for each of our segments. Revenue for the Construction segment is now expected to be between $950.0 million and $1.15 billion with a corresponding gross profit margin between 11 percent and 12 percent. Revenue for the Large Project Construction segment is expected to be between $650.0 million and $750.0 million with a corresponding gross profit margin between 10 and 11 percent. Construction Materials segment revenue is expected to be between $175.0 million and $225.0 million with a corresponding gross profit margin between 9 and 10 percent. Net income attributable to noncontrolling interests is expected to be approximately $19.0 million for the year. The tax rate for 2010 is currently forecasted to be 6 percent.

“Additionally, we continue to focus considerable effort on optimizing our cost structure and lowering expenses across the Company. In 2010, our goal is to reduce SG&A by 10 percent compared with 2009 through reductions in headcount, discretionary spending and lower compensation expense,” said Dorey.

Conference Call

Granite will conduct a conference call today, August 2, 2010, at 8 a.m. Pacific time/11 a.m. Eastern time to discuss the results of the quarter ended June 30, 2010. Access to a live audio webcast is available at www.graniteconstruction.com/investor-relations. The live conference call may be accessed by calling (877) 693-6483, or (706) 758-5304 for international listeners. The conference ID for the call is 86369247. The call will be recorded and will be available for replay from approximately two hours after the live audio webcast through August 13, 2010, by calling (800) 642-1687 or (706) 645-9291. The conference ID for the recording is 86369247.

About Granite

Granite Construction Incorporated is a member of the S&P 400 Midcap Index, the FTSE KLD 400 Social Index and the Russell 2000 Index. Granite Construction Company, a wholly owned subsidiary, is one of the nation’s largest diversified heavy civil contractors and construction materials producers. Granite Construction Company serves public- and private-sector clients through its offices and subsidiaries nationwide. For more information about Granite, please visit its Web site at www.graniteconstruction.com.

Forward-looking Statements

This news release contains statements that are not based on historical facts and which may be forward-looking in nature. Under the Private Securities Litigation Reform Act of 1995, a “safe harbor” may be provided to Granite for certain of these forward-looking statements. Words such as outlook, believes, expects, appears, may, will, should, anticipates and the negatives thereof or comparable terminology are intended to identify these forward-looking statements. These forward-looking statements are estimates reflecting the best judgment of Granite’s senior management and are based on its current expectations and projections concerning future events, many of which are outside of Granite’s control and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those risks described in Granite’s Annual Report under “Item 1A. Risk Factors.” Except as required by law, Granite undertakes no obligation to revise or update any forward-looking statements for any reason. As a result, the reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands, except share and per share data)

	June 30,	December 31,	June 30,
	2010	2009	2009

ASSETS

Current assets
Cash and cash equivalents	$208,450	$338,956	$356,168
Short-term marketable securities	73,566	42,448	24,878
Receivables, net	295,779	280,252	281,432
Costs and estimated earnings in excess of billings	56,665	10,619	50,891
Inventories	48,529	45,800	68,755
Real estate held for development and sale	148,897	139,449	131,169
Deferred income taxes	31,870	31,034	43,314
Equity in construction joint ventures	72,571	67,693	50,215
Other current assets	39,031	50,467	46,719

Total current assets	975,358	1,006,718	1,053,541

Property and equipment, net	501,258	520,778	529,805

Long-term marketable securities	68,291	76,937	53,328

Investments in affiliates	31,210	24,644	17,310

Other noncurrent assets	79,060	80,498	80,300

Total assets	$1,655,177	$1,709,575	$1,734,284

LIABILITIES AND EQUITY

Current liabilities
Current maturities of long-term debt	$8,538	$15,017	$15,348
Current maturities of non-recourse debt	39,657	43,961	49,500
Accounts payable	173,637	131,251	177,025
Billings in excess of costs and estimated earnings	144,935	156,041	184,665
Accrued expenses and other current liabilities	161,632	159,843	168,217

Total current liabilities	528,399	506,113	594,755

Long-term debt	216,870	225,203	225,220

Long-term non-recourse debt	16,615	19,485	8,455

Other long-term liabilities	49,197	48,998	46,686

Deferred income taxes	27,905	27,220	17,917

Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	-	-	-
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding 38,788,581 shares as of June 30, 2010, 38,635,021 shares as of December 31, 2009 and 38,673,034 shares as of June 30, 2009	388	386	387
Additional paid-in capital	98,142	94,633	89,142
Retained earnings	677,873	735,632	699,050

Total Granite Construction Incorporated shareholders' equity	776,403	830,651	788,579

Noncontrolling interests	39,788	51,905	52,672

Total equity	816,191	882,556	841,251

Total liabilities and equity	$1,655,177	$1,709,575	$1,734,284

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenue
Construction	$237,943	$277,456	$319,129	$445,505
Large project construction	153,328	125,770	259,653	274,830
Construction materials	61,089	57,315	87,253	87,161
Real estate	1,844	534	8,852	951
Total revenue	454,204	461,075	674,887	808,447
Cost of revenue
Construction	215,042	224,655	294,382	357,528
Large project construction	131,493	103,259	228,335	218,655
Construction materials	56,609	47,732	89,898	77,892
Real estate	1,362	1,534	6,860	1,741
Total cost of revenue	404,506	377,180	619,475	655,816

Gross profit	49,698	83,895	55,412	152,631

Selling, general and administrative expenses	51,357	56,319	106,649	110,674
Gain on sales of property and equipment	3,800	2,808	8,252	5,329

Operating income (loss)	2,141	30,384	(42,985)	47,286

Other income (expense)
Interest income	1,098	1,109	2,037	3,170
Interest expense	(3,013)	(2,853)	(6,747)	(6,341)
Equity in (loss) income of affiliates	(387)	783	(706)	339
Other income, net	1,934	1,431	4,831	5,216
Total other (expense) income	(368)	470	(585)	2,384

Income (loss) before provision for (benefit from) income taxes	1,773	30,854	(43,570)	49,670

Provision for (benefit from) income taxes	4,406	8,187	(3,207)	13,016

Net (loss) income	(2,633)	22,667	(40,363)	36,654

Amount attributable to noncontrolling interests	(4,058)	(4,718)	(7,282)	(9,785)

Net (loss) income attributable to Granite Construction Incorporated	$(6,691)	$17,949	$(47,645)	$26,869

Net (loss) income per share attributable to common shareholders:
Basic (1)	$(0.18)	$0.46	$(1.26)	$0.70
Diluted (1)	$(0.18)	$0.46	$(1.26)	$0.70
Weighted average shares of common stock:
Basic	37,850	37,584	37,770	37,530
Diluted	37,850	37,699	37,770	37,650

Note:
(1) Computed using the two-class method, except when in a net loss position

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

Six Months Ended June 30,	2010	2009
Operating activities
Net (loss) income	$(40,363)	$36,654
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Impairment of real estate held for development and sale	107	1,036
Depreciation, depletion and amortization	35,839	39,670
Provision for (recovery of) doubtful accounts	406	(3,386)
Gain on sales of property and equipment	(8,252)	(5,329)
Stock-based compensation	6,885	4,561
Gain on company owned life insurance	(1,748)	-
Changes in assets and liabilities, net of the effects of consolidations	(31,792)	(79,241)
Net cash used in operating activities	(38,918)	(6,035)
Investing activities
Purchases of marketable securities	(60,073)	(39,043)
Maturities of marketable securities	34,900	27,610
Proceeds from company owned life insurance	2,078	-
Additions to property and equipment	(21,809)	(55,659)
Proceeds from sales of property and equipment	11,936	7,416
Purchase of private preferred stock	(6,400)	-
Contributions to affiliates	(1,014)	(4,971)
Issuance of notes receivable	(1,242)	-
Collection of notes receivable	1,720	374
Other investing activities	(333)	65
Net cash used in investing activities	(40,237)	(64,208)
Financing activities
Proceeds from long-term debt	95	4,911
Long-term debt principal payments	(18,155)	(17,475)
Cash dividends paid	(10,067)	(10,003)
Purchase of common stock	(3,434)	(2,821)
Distributions to noncontrolling partners, net	(19,797)	(9,080)
Other financing activities	7	36
Net cash used in financing activities	(51,351)	(34,432)

Decrease in cash and cash equivalents	(130,506)	(104,675)

Cash and cash equivalents at beginning of period	338,956	460,843

Cash and cash equivalents at end of period	$208,450	$356,168

GRANITE CONSTRUCTION INCORPORATED
Business Segment Information
(Unaudited - in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
		Large Project	Construction	Real Estate		Large Project	Construction	Real Estate
	Construction	Construction	Materials		Construction	Construction	Materials

2010
Revenue	$237,943	$153,328	$61,089	$1,844	$319,129	$259,653	$87,253	$8,852
Gross profit (loss)	$22,901	$21,835	$4,480	$482	$24,747	$31,318	$(2,645)	$1,992
Gross profit (loss) as a percent of revenue	9.6%	14.2%	7.3%	26.1%	7.8%	12.1%	-3.0%	22.5%

2009
Revenue	$277,456	$125,770	$57,315	$534	$445,505	$274,830	$87,161	$951
Gross profit (loss)	$52,801	$22,511	$9,583	$(1,000)	$87,977	$56,175	$9,269	$(790)
Gross profit (loss) as a percent of revenue	19.0%	17.9%	16.7%	-187.3%	19.7%	20.4%	10.6%	-83.1%

GRANITE CONSTRUCTION INCORPORATED
Contract Backlog by Segment
(Unaudited - in thousands)

	June 30, 2010		March 31, 2010		June 30, 2009

Construction	$594,214	38.3%	$487,751	30.9%	$687,696	44.9%
Large project construction	957,080	61.7%	1,091,251	69.1%	844,547	55.1%

Total	$1,551,294	100.0%	$1,579,002	100.0%	$1,532,243	100.0%

CONTACT:
Granite Construction Incorporated
Jacque Fourchy, 831-761-4741